Exhibit 3.1
CERTIFICATE OF INCORPORATION OF
ALL AMERICAN PET COMPANY INC.
UNDER SECTION 402 OF THE N.Y. BUSINESS CORPORATION LAW
     The undersigned, for the purpose of forming a corporation pursuant to section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth the following:
     1. The name of the corporation is All American Pet Company Inc.
     2. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.
     3. The office of the corporation is to be located in the City of New York, County of New York, State of New York.
     4. The aggregate number of shares that this corporation shall have authority to issue is one hundred shares of one class only, which shares shall be without par value.
     5. The Secretary of State of the State of New York is hereby designated as the agent of this corporation upon whom process against this corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him as agent of this corporation is c/o Lisa Bershan, 151 East 90th Street, Suite 3A, New York, New York 10128.

     IN WITNESS WHEREOF, the undersigned has subscribed this certificate and hereby affirms it as true under the penalties of perjury this 13th day of February 2003.

/s/ Lisa Bershan
Lisa Bershan
Incorporator 151 East 90th Street Suite 3A New York, New York 10128